Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Third Quarter EPS of $0.78

•	Net earnings of $177.8 million, or $0.78 per diluted share, compared to net earnings of $120.7 million, or $0.54 per diluted share

•	Deliveries of 5,457 homes – up 9%

•	New orders of 5,889 homes – up 23%; new orders dollar value of $1.9 billion – up 28%

•	Backlog of 7,290 homes – up 22%; backlog dollar value of $2.5 billion – up 29%

•	Revenues of $2.0 billion – up 26%

•	Gross margin on home sales of 25.2% – improved 30 basis points

•	S,G&A expenses as a % of revenues from home sales of 10.4% – up 20 basis points

•	Operating margin on home sales of 14.8% – improved 10 basis points

•	Lennar Homebuilding operating earnings of $261.9 million, compared to $208.4 million

•	Lennar Financial Services operating earnings of $27.1 million, compared to $23.5 million

•
Rialto Investments operating earnings of $12.4 million (after an add back of $4.5 million of net loss attributable to noncontrolling interests), compared to $1.5 million (after an add back of $0.8 million of net loss attributable to noncontrolling interests)

•	Lennar Multifamily operating earnings of $8.5 million, compared to start-up operating loss of $5.6 million

•	Lennar Homebuilding cash and cash equivalents of $542 million

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 47.5%

(more)

2-2-2
Miami, September 17, 2014 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2014. Third quarter 2014 net earnings attributable to Lennar were $177.8 million, or $0.78 per diluted share, compared to third quarter 2013 net earnings attributable to Lennar of $120.7 million, or $0.54 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We are extremely pleased with our third quarter results as we achieved solid profitability in each of our reporting segments. Our core homebuilding business continues to drive earnings, with strong sales, deliveries and margins. New orders in the quarter rose 23% over the prior year, with increases in each of our segments. Our gross and operating margins edged higher year over year to 25.2% and 14.8%, respectively. Our sales backlog increased 29% from last year to approximately $2.5 billion, providing an excellent foundation going forward.
The housing market in general has continued its slow and steady recovery. This recovery has been driven by years of production deficit that has limited supply while demand has come back to the market. Concurrently, the market has been constrained by reduced access to credit available to many potential purchasers. The recovery has traveled in a fairly narrow channel driven by a need for production and limited by credit availability. Within that channel the road has been somewhat volatile, atypical of previous recoveries, and often difficult for many to read. Our core homebuilding business is hitting on all cylinders as we have properly considered and understood the uniqueness of this recovery."
Mr. Miller continued, "Complementing our core homebuilding business, Lennar Multifamily recorded its first two sales of apartment properties in the third quarter. Both sales produced greater than our targeted 25% return on invested capital, and demonstrated that our multifamily segment is maturing and beginning to contribute to the bottom line. Our geographically diversified $5 billion pipeline of multifamily product will become a more predictable source of quarterly earnings starting in late 2015 and 2016.
Rialto has continued to develop and expand its strategic plan to become a best in class asset manager, as it is now returning cash to the company and producing consistent bottom line results. Rialto's fund investments are poised for strong long-term returns while the commercial mortgage origination business provides steady, current earnings."
Mr. Miller concluded, "While our homebuilding business continues to be the primary driver of our quarterly earnings, we are extremely well positioned across all of our platforms to continue to produce industry-leading results."

3-3-3
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2014 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2013
Lennar Homebuilding
Revenues from home sales increased 25% in the third quarter of 2014 to $1.8 billion from $1.4 billion in the third quarter of 2013. Revenues were higher primarily due to a 10% increase in the number of home deliveries, excluding unconsolidated entities, and a 14% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 5,450 homes in the third quarter of 2014 from 4,972 homes in the third quarter of 2013. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $332,000 in the third quarter of 2014 from $291,000 in the third quarter of 2013. Sales incentives offered to homebuyers were $20,400 per home delivered in the third quarter of 2014, or 5.8% as a percentage of home sales revenue, compared to $18,700 per home delivered in the third quarter of 2013, or 6.0% as a percentage of home sales revenue, and $20,300 per home delivered in the second quarter of 2014, or 5.9% as a percentage of home sales revenue.
Gross margins on home sales were $456.2 million, or 25.2%, in the third quarter of 2014, compared to $360.9 million, or 24.9%, in the third quarter of 2013. Gross margin percentage on home sales improved compared to the third quarter of 2013, primarily due to an increase in the average sales price of homes delivered and a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $4.3 million in the third quarter of 2014, compared to $3.3 million in the third quarter of 2013.
Selling, general and administrative expenses were $188.0 million in the third quarter of 2014, compared to $148.3 million in the third quarter of 2013. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 10.4% in the third quarter of 2014, from 10.2% in the third quarter of 2013 due to higher broker commissions as well as an increase in the number of communities.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($2.1) million in the third quarter of 2014, compared to $10.5 million in the third quarter of 2013. In the third quarter of 2014, Lennar Homebuilding equity in loss from unconsolidated entities related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities. In the third quarter of 2013, Lennar Homebuilding equity in earnings from unconsolidated entities included the Company's share of operating earnings of $8.6 million primarily related to sales of approximately 200 homesites to third parties by one unconsolidated entity for approximately $78 million, resulting in a gross profit of approximately $32 million.
Lennar Homebuilding other income (expense), net, totaled ($0.1) million in the third quarter of 2014, compared to $4.1 million in the third quarter of 2013.

4-4-4
Lennar Homebuilding interest expense was $51.4 million in the third quarter of 2014 ($42.6 million was included in cost of homes sold, $0.4 million in cost of land sold and $8.4 million in other interest expense), compared to $54.3 million in the third quarter of 2013 ($31.6 million was included in cost of homes sold, $0.5 million in cost of land sold and $22.2 million in other interest expense). Interest expense decreased primarily due to an increase in qualifying assets eligible for interest capitalization, partially offset by an increase in the Company's outstanding debt and an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $27.1 million in the third quarter of 2014, compared to $23.5 million in the third quarter of 2013. The increase in profitability was primarily due to higher origination volume in the segment's mortgage operations and higher profit per transaction in the segment's title operations.
Rialto Investments
Operating earnings for the Rialto Investments ("Rialto") segment were $12.4 million in the third quarter of 2014 (which included $7.8 million of operating earnings and an add back of $4.5 million of net loss attributable to noncontrolling interests), compared to operating earnings of $1.5 million (which included $0.7 million of operating earnings and an add back of $0.8 million of net loss attributable to noncontrolling interests) in the third quarter of 2013.
Revenues in this segment were $40.8 million in the third quarter of 2014, which consisted primarily of securitization revenue and interest income from Rialto Mortgage Finance ("RMF"), Rialto's new loan origination and securitization business, which primarily accounted for the increase in revenues in the third quarter of 2014, fees for managing and servicing assets and interest income associated with the Rialto segment's portfolio of real estate loans. This compared to revenues of $27.8 million in the third quarter of 2013, which consisted primarily of interest income associated with the segment's portfolio of real estate loans and fees for managing and servicing assets.
Expenses in this segment were $47.6 million in the third quarter of 2014, which consisted primarily of costs related to its portfolio operations, RMF securitization expenses, loan impairments of $4.2 million, primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests), interest expense and other general and administrative expenses. This compared to expenses of $34.2 million in the third quarter of 2013, which consisted primarily of costs related to its portfolio operations, loan impairments of $3.5 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses. Expenses increased primarily due to increases in securitization expenses and general and administrative expenses related to RMF and interest expense related to Rialto's issuance of senior notes in the fourth quarter of 2013.

5-5-5
Rialto Investments equity in earnings from unconsolidated entities was $20.0 million and $5.2 million in the third quarter of 2014 and 2013, respectively, primarily related to the segment's share of earnings from the Rialto real estate funds. The higher equity in earnings was related to increases in fair value and recognition of gains related to certain assets in the Rialto real estate funds.
In the third quarter of 2014, Rialto Investments other expense, net, was $5.3 million, which consisted primarily of $7.0 million of impairments on real estate owned ("REO") and expenses related to owning and maintaining REO, partially offset by net realized gains on the sale of REO of $4.1 million and rental and other income. In the third quarter of 2013, Rialto Investments other income, net, was $1.8 million, which consisted primarily of net realized gains on the sale of REO of $9.7 million and rental income, partially offset by $5.3 million of impairments on REO and expenses related to owning and maintaining REO.
Lennar Multifamily
Operating earnings (loss) for the Lennar Multifamily segment were $8.5 million in the third quarter of 2014, compared to ($5.6) million in the third quarter of 2013. In the third quarter of 2014, operating earnings primarily related to the segment's share of gains totaling $14.7 million as a result of the sale of two operating properties by Lennar Multifamily unconsolidated entities and management fee income, partially offset by general and administrative expenses. In the third quarter of 2013, operating loss in Lennar Multifamily primarily related to general and administrative expenses, partially offset by management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $43.1 million, or 2.1% as a percentage of total revenues, in the third quarter of 2014, compared to $37.6 million, or 2.3% as a percentage of total revenues, in the third quarter of 2013. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($4.3) million and $1.5 million in the third quarter of 2014 and 2013, respectively. Net loss attributable to noncontrolling interests during the third quarter of 2014 was primarily related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests during the third quarter of 2013 were primarily related to the Company's homebuilding operations, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans.

6-6-6
Credit Facility
In June 2014, the Company increased the aggregate principal amount of its unsecured revolving credit facility (the "Credit Facility") from $950 million to $1.5 billion, which includes a $263 million accordion feature, subject to additional commitments, and extended the Credit Facility's maturity to June 2018. The proceeds available under the Credit Facility, which are subject to specified conditions for borrowing, may be used for working capital and general corporate purposes.
Debt Transactions
Subsequent to the third quarter of 2014, the Company retired its $250 million 5.50% senior notes due September 2014 for 100% of the outstanding principal amount, plus accrued and unpaid interest as of the maturity date.
NINE MONTHS ENDED AUGUST 31, 2014 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2013
Lennar Homebuilding
Revenues from home sales increased 28% in the nine months ended August 31, 2014 to $4.6 billion from $3.6 billion in the nine months ended August 31, 2013. Revenues were higher primarily due to an 11% increase in the number of home deliveries, excluding unconsolidated entities, and a 15% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 14,023 homes in the nine months ended August 31, 2014 from 12,595 homes in the nine months ended August 31, 2013. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $325,000 in the nine months ended August 31, 2014 from $283,000 in the nine months ended August 31, 2013. Sales incentives offered to homebuyers were $20,600 per home delivered in the nine months ended August 31, 2014, or 6.0% as a percentage of home sales revenue, compared to $20,400 per home delivered in the nine months ended August 31, 2013, or 6.7% as a percentage of home sales revenue.
Gross margins on home sales were $1,151.8 million, or 25.3%, in the nine months ended August 31, 2014, compared to $853.2 million, or 24.0%, in the nine months ended August 31, 2013. Gross margin percentage on home sales improved compared to the nine months ended August 31, 2013, primarily due to an increase in the average sales price of homes delivered, a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales and $15.1 million of insurance recoveries and other nonrecurring items, partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $26.1 million in the nine months ended August 31, 2014, compared to $9.0 million in the nine months ended August 31, 2013. Gross profits on land sales in the nine months ended August 31, 2014 included two land sale transactions related to land that was not under development at that time that generated $65.4 million of revenues and $8.0 million of gross profits.

7-7-7
Selling, general and administrative expenses were $496.3 million in the nine months ended August 31, 2014, compared to $387.1 million in the nine months ended August 31, 2013. As a percentage of revenues from home sales, selling, general and administrative expenses were 10.9% in both the nine months ended August 31, 2014 and 2013.
Lennar Homebuilding equity in earnings from unconsolidated entities was $3.3 million in the nine months ended August 31, 2014, compared to $23.1 million in the nine months ended August 31, 2013. In the nine months ended August 31, 2014, Lennar Homebuilding equity in earnings from unconsolidated entities included the Company's share of operating earnings of $4.7 million primarily related to a third-party land sale, partially offset by losses related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities. In the nine months ended August 31, 2013, Lennar Homebuilding equity in earnings from unconsolidated entities included the Company's share of operating earnings of $21.6 million primarily related to sales of approximately 500 homesites to third parties by one unconsolidated entity for approximately $204 million, resulting in a gross profit of approximately $85 million.
Lennar Homebuilding other income, net, totaled $5.1 million in the nine months ended August 31, 2014, compared to $14.0 million in the nine months ended August 31, 2013.
Lennar Homebuilding interest expense was $141.6 million in the nine months ended August 31, 2014 ($107.6 million was included in cost of homes sold, $2.6 million in cost of land sold and $31.4 million in other interest expense), compared to $155.4 million in the nine months ended August 31, 2013 ($80.0 million was included in cost of homes sold, $2.1 million in cost of land sold and $73.4 million in other interest expense). Interest expense decreased primarily due to an increase in qualifying assets eligible for interest capitalization, partially offset by an increase in the Company's outstanding debt and an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $49.9 million in the nine months ended August 31, 2014, compared to $68.8 million in the nine months ended August 31, 2013. The decrease in profitability was primarily due to a more competitive environment as a result of a significant decrease in refinance transactions, which led to a decrease in volume in the segment's title operations and lower profit per transaction in the segment's mortgage operations.
Rialto Investments
Operating earnings for the Rialto segment were $28.3 million in the nine months ended August 31, 2014 (which included $7.7 million of operating earnings and an add back of $20.7 million of net loss attributable to noncontrolling interests), compared to operating earnings of $6.0 million (which included $10.6 million of operating earnings, partially offset by $4.6 million of net earnings attributable to noncontrolling interests) in the nine months ended August 31, 2013.

8-8-8
Revenues in this segment were $142.2 million in the nine months ended August 31, 2014, which consisted primarily of securitization revenue and interest income from RMF, fees for managing and servicing assets and interest income associated with the segment's portfolio of real estate loans. This compared to revenues of $79.1 million in the nine months ended August 31, 2013, which consisted primarily of interest income associated with the segment's portfolio of real estate loans and fees for managing and servicing assets. Revenues increased primarily due to RMF and an increase in fees for managing and servicing assets.
Expenses in this segment were $174.8 million in the nine months ended August 31, 2014, which consisted primarily of loan impairments of $44.7 million, net of recoveries, primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests), costs related to its portfolio operations, RMF securitization expenses, interest expense and other general and administrative expenses. This compared to expenses of $94.2 million in the nine months ended August 31, 2013, which consisted primarily of costs related to its portfolio operations, loan impairments of $14.1 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses. Expenses increased primarily due to an increase in loan impairments due to changes in the estimated cash flows expected to be collected on the segment's loan portfolios, increases in securitization expenses and general and administrative expenses related to RMF and interest expense related to Rialto's issuance of senior notes in the fourth quarter of 2013.
Rialto Investments equity in earnings from unconsolidated entities was $43.3 million and $15.9 million in the nine months ended August 31, 2014 and 2013, respectively, primarily related to the segment's share of earnings from the Rialto real estate funds. The higher equity in earnings was related to increases in fair value and recognition of gains related to certain assets in the Rialto real estate funds.
In the nine months ended August 31, 2014, Rialto Investments other expense, net, was $3.0 million, which consisted primarily of expenses related to owning and maintaining REO, $10.5 million of impairments on REO and other expenses, partially offset by net realized gains on the sale of REO of $27.8 million and rental and other income. In the nine months ended August 31, 2013, Rialto Investments other income, net, was $9.8 million, which consisted primarily of net realized gains on the sale of REO of $36.9 million and rental income, partially offset by expenses related to owning and maintaining REO and $9.9 million of impairments on REO.
Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $4.9 million in the nine months ended August 31, 2014, compared to $10.4 million in the nine months ended August 31, 2013. For the nine months ended August 31, 2014, the operating loss in Lennar Multifamily primarily related to general and administrative expenses, partially offset by the segment's share of gains totaling $14.7 million as a result of the sale of two operating properties by Lennar Multifamily unconsolidated entities and management fee income. For the nine months ended August 31, 2013, the operating loss in Lennar Multifamily primarily related to general and administrative expenses, partially offset by management fee income.

9-9-9
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $119.5 million, or 2.3% as a percentage of total revenues, in the nine months ended August 31, 2014, compared to $102.7 million, or 2.6% as a percentage of total revenues, in the nine months ended August 31, 2013. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($17.6) million and $6.3 million in the nine months ended August 31, 2014 and 2013, respectively. Net loss attributable to noncontrolling interests in the nine months ended August 31, 2014 was primarily related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests during the nine months ended August 31, 2013 were primarily related to the Company's homebuilding operations and the FDIC's interest in the portfolio of real estate loans.
Income Taxes
During the nine months ended August 31, 2014, the Company had a $215.8 million provision for income taxes related to pre-tax earnings of the period, compared to an $83.1 million net tax provision in the nine months ended August 31, 2013, which included a $150.2 million tax provision primarily related to pre-tax earnings of the period, partially offset by the reversal of $67.1 million of the Company's valuation allowance.

10-10-10
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a national developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are “forward-
looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s belief regarding its pipeline in the Multifamily segment and the ability of that segment to become a more predictable source of quarterly earnings starting in late 2015 and 2016, the Rialto fund investments ability to provide strong long term returns, and the Company’s ability to continue to produce industry-leading results. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include a slowdown in the recovery of real estate markets across the nation, or any downturn in such markets, including a slowdown or downturn in the multifamily rental market; the inability of the Rialto segment to profit from the investments it makes; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Homebuilding and Multifamily businesses; decreased demand for our Multifamily rental properties; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets; reduced availability of mortgage financing and increased interest rates; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, for the fiscal year ended November 30, 2013. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, September 17, 2014. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3813 and entering 5723593 as the confirmation number.
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11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
Revenues:
Lennar Homebuilding	$1,830,771	1,461,626	4,696,941	3,599,914
Lennar Financial Services	128,379	112,638	316,347	327,614
Rialto Investments	40,848	27,808	142,196	79,114
Lennar Multifamily	14,036	695	40,390	13,249
Total revenues	$2,014,034	1,602,767	5,195,874	4,019,891

Lennar Homebuilding operating earnings	$261,928	208,365	658,657	438,831
Lennar Financial Services operating earnings	27,144	23,492	49,902	68,766
Rialto Investments operating earnings	7,835	677	7,662	10,558
Lennar Multifamily operating earnings (loss)	8,500	(5,556)	(4,879)	(10,444)
Corporate general and administrative expenses	(43,072)	(37,619)	(119,501)	(102,742)
Earnings before income taxes	262,335	189,359	591,841	404,969
Provision for income taxes	(88,895)	(67,205)	(215,819)	(83,059)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	173,440	122,154	376,022	321,910
Less: Net earnings (loss) attributable to noncontrolling interests	(4,317)	1,492	(17,571)	6,320
Net earnings attributable to Lennar	$177,757	120,662	393,593	315,590

Average shares outstanding:
Basic	202,354	190,799	202,103	190,119
Diluted	228,228	225,335	227,957	226,002

Earnings per share:
Basic	$0.87	0.62	1.92	1.64
Diluted (1)	$0.78	0.54	1.73	1.42

Supplemental information:
Interest incurred (2)	$70,806	67,305	206,406	193,736

EBIT (3):
Net earnings attributable to Lennar	$177,757	120,662	393,593	315,590
Provision for income taxes	88,895	67,205	215,819	83,059
Interest expense	51,381	54,306	141,565	155,426
EBIT	$318,033	242,173	750,977	554,075

(1)
Diluted earnings per share includes an add back of interest of $2.0 million and $5.9 million for the three and nine months ended August 31, 2014, respectively, related to the Company's 3.25% convertible senior notes and $2.8 million and $8.5 million for the three and nine months ended August 31, 2013, respectively, related to the Company's 2.00% and 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
Lennar Homebuilding revenues:
Sales of homes	$1,811,422	1,447,626	4,557,019	3,558,974
Sales of land	19,349	14,000	139,922	40,940
Total revenues	1,830,771	1,461,626	4,696,941	3,599,914

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,355,260	1,086,680	3,405,189	2,705,747
Cost of land sold	15,011	10,691	113,869	31,955
Selling, general and administrative	188,048	148,267	496,259	387,117
Total costs and expenses	1,558,319	1,245,638	4,015,317	3,124,819
Lennar Homebuilding operating margins	272,452	215,988	681,624	475,095
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	(2,080)	10,458	3,304	23,085
Lennar Homebuilding other income (expense), net	(63)	4,149	5,088	14,021
Other interest expense	(8,381)	(22,230)	(31,359)	(73,370)
Lennar Homebuilding operating earnings	$261,928	208,365	658,657	438,831

Lennar Financial Services revenues	$128,379	112,638	316,347	327,614
Lennar Financial Services costs and expenses	101,235	89,146	266,445	258,848
Lennar Financial Services operating earnings	$27,144	23,492	49,902	68,766

Rialto Investments revenues	$40,848	27,808	142,196	79,114
Rialto Investments costs and expenses	47,644	34,167	174,824	94,243
Rialto Investments equity in earnings from unconsolidated entities	19,973	5,199	43,266	15,877
Rialto Investments other income (expense), net	(5,342)	1,837	(2,976)	9,810
Rialto Investments operating earnings	$7,835	677	7,662	10,558

Lennar Multifamily revenues	$14,036	695	40,390	13,249
Lennar Multifamily costs and expenses	20,482	6,138	59,958	23,547
Lennar Multifamily equity in earnings (loss) from unconsolidated entities	14,946	(113)	14,689	(146)
Lennar Multifamily operating earnings (loss)	$8,500	(5,556)	(4,879)	(10,444)

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	Homes		Dollar Value		Average Sales Price
	Three Months Ended August 31,
Deliveries:	2014	2013	2014	2013	2014	2013
East	1,962	1,949	$567,359	509,673	$289,000	262,000
Central	899	785	265,310	204,571	295,000	261,000
West	1,050	854	451,748	312,535	430,000	366,000
Southeast Florida	499	400	161,755	119,849	324,000	300,000
Houston	676	675	181,273	183,441	268,000	272,000
Other	371	327	188,586	128,553	508,000	393,000
Total	5,457	4,990	$1,816,031	1,458,622	$333,000	292,000
Of the total homes delivered listed above, 7 homes with a dollar value of $4.6 million and an average sales price of $658,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2014, compared to 18 home deliveries with a dollar value of $11.0 million and an average sales price of $611,000 for the three months ended August 31, 2013.

New Orders:
East	2,090	1,831	$598,856	507,676	$287,000	277,000
Central	936	643	276,976	177,821	296,000	277,000
West	1,250	958	542,575	373,456	434,000	390,000
Southeast Florida	591	462	206,287	152,478	349,000	330,000
Houston	689	600	183,932	162,080	267,000	270,000
Other	333	291	133,844	142,169	402,000	489,000
Total	5,889	4,785	$1,942,470	1,515,680	$330,000	317,000
Of the total new orders listed above, 39 homes with a dollar value of $23.9 million and an average sales price of $614,000 represent new orders from unconsolidated entities for the three months ended August 31, 2014, compared to 13 new orders with a dollar value of $8.4 million and an average sales price of $645,000 for the three months ended August 31, 2013.

	Nine Months Ended August 31,
Deliveries:	2014	2013	2014	2013	2014	2013
East	5,215	4,692	$1,493,323	1,218,246	$286,000	260,000
Central	2,252	2,062	638,563	533,204	284,000	259,000
West	2,767	2,302	1,175,175	771,224	425,000	335,000
Southeast Florida	1,171	1,118	392,830	315,583	335,000	282,000
Houston	1,714	1,596	469,544	418,248	274,000	262,000
Other	934	870	406,016	331,701	435,000	381,000
Total	14,053	12,640	$4,575,451	3,588,206	$326,000	284,000
Of the total homes delivered listed above, 30 homes with a dollar value of $18.4 million and an average sales price of $614,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2014, compared to 45 home deliveries with a dollar value of $29.2 million and an average sales price of $650,000 for the nine months ended August 31, 2013.

New Orders:
East	5,918	5,768	$1,698,884	1,570,959	$287,000	272,000
Central	2,747	2,160	800,172	583,779	291,000	270,000
West	3,396	2,445	1,479,886	892,118	436,000	365,000
Southeast Florida	1,480	1,426	495,391	440,786	335,000	309,000
Houston	2,002	1,833	546,838	489,408	273,000	267,000
Other	994	913	406,252	369,729	409,000	405,000
Total	16,537	14,545	$5,427,423	4,346,779	$328,000	299,000
Of the total new orders listed above, 63 homes with a dollar value of $38.9 million and an average sales price of $618,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2014, compared to 45 new orders with a dollar value of $29.7 million and an average sales price of $659,000 for the nine months ended August 31, 2013.

14-14-14
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	Homes		Dollar Value		Average Sales Price
	August 31,
Backlog:	2014	2013	2014	2013	2014	2013
East	2,671	2,452	$808,348	721,575	$303,000	294,000
Central	1,139	751	358,771	218,780	315,000	291,000
West	1,245	851	562,474	324,078	452,000	381,000
Southeast Florida	916	777	318,641	266,546	348,000	343,000
Houston	957	753	258,577	206,475	270,000	274,000
Other	362	374	169,861	181,365	469,000	485,000
Total	7,290	5,958	$2,476,672	1,918,819	$340,000	322,000
Of the total homes in backlog listed above, 37 homes with a backlog dollar value of $23.0 million and an average sales price of $622,000 represent the backlog from unconsolidated entities at August 31, 2014, compared with 5 homes with a backlog dollar value of $4.0 million and an average sales price of $793,000 at August 31, 2013.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately, have operations located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2014	2013	2013
Lennar Homebuilding debt	$4,692,880	4,194,432	4,610,756
Total Stockholders' equity	4,581,479	4,168,901	3,714,146
Total capital	$9,274,359	8,363,333	8,324,902
Lennar Homebuilding debt to total capital	50.6%	50.2%	55.4%

Lennar Homebuilding debt	$4,692,880	4,194,432	4,610,756
Less: Lennar Homebuilding cash and cash equivalents	542,241	695,424	433,548
Net Lennar Homebuilding debt	$4,150,639	3,499,008	4,177,208
Net Lennar Homebuilding debt to total capital (1)	47.5%	45.6%	52.9%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company's Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.